T. ROWE PRICE
REALTY INCOME
FUND IV

AMERICA'S SALES-COMMISSION-FREE
REAL ESTATE LIMITED PARTNERSHIP

QUARTERLY REPORT
FOR THE PERIOD ENDED
JUNE 30, 1997

For information on your
Realty Income Fund account, call:
1-800-962-8300 toll free
410-625-6500 Baltimore area

For information on your
mutual fund account, call:
1-800-225-5132 toll free
410-625-6500 Baltimore area

T. Rowe Price Real Estate Group
100 East Pratt Street
Baltimore, Maryland 21202

Invest With Confidence(registered trademark)
T. Rowe Price

FELLOW PARTNERS:

By now you should have received materials requesting your consent to sell T. Rowe Price Realty Income Fund IV's interests in its remaining five properties to Glenborough Realty Trust Incorporated for $23,877,000, and also to complete the liquidation of the Fund. A majority of the Fund's outstanding units must be voted in favor of the proposal for the transaction to proceed.
      As mentioned previously, the Fund has held the properties for the period generally anticipated when the Fund was organized, and current market conditions appear favorable for a sale. The Fund expects to benefit substantially by selling all of the properties in bulk instead of individually. In particular, the costs of selling each property individually-including sales commissions and other closing-related costs-could be materially higher. Our experience indicates that there could be more negative price adjustments as a result of each buyer's due diligence activities. Also considered was the advantage of limited partners receiving their sales proceeds immediately rather than having them spread over the next several years.
      The price offered by Glenborough should allow the Fund to liquidate its investment for an amount that exceeds the most recent adjusted estimated aggregate value.
      Under the heading "THE TRANSACTION-Recommendations of the General Partner" in the consent materials you received, we discussed in detail the advantages and disadvantages of the Glenborough transaction. After carefully weighing the facts and circumstances associated with this transaction against alternative courses of action, we concluded that the bulk sale to Glenborough and subsequent liquidation of the Fund is an outstanding opportunity to maximize value for investors. Therefore, we recommend that you consent to the proposed transaction by voting now and returning the consent card in the postage-paid envelope, if you have not already done so. Your participation is extremely important, and your response to the solicitation will save your Fund the substantial costs associated with a follow-up mailing. If you have not received your materials, or if you need an additional consent card, please call one of our real estate representatives at 1-800-962-8300.

Real Estate Investments (Dollars in Thousands)
______________________________________________________________

                                         Average          Contri-
                              Leased      Leased         bution to
                              Status      Status        Net Income
                             _________    _______         _______
                                           Six              Six
                  Gross                   Months          Months
Properties      Leasable                   Ended           Ended
Held for          Area       June 30,    June 30,        June 30,
Sale            (Sq. Ft.)     1997     1996   1997    1996     1997
_______         ________      _____     ___    ___     ___      ___

Tierrasanta        104,200     62      100%%    62%  $  92   $    70

Goshen
   Plaza            45,500     88       75      88       28      185

Westbrook
   Commons         121,600     98       94      98      166      296

Burnham
   Building         71,200    100      100     100       91      118

Kent Sea
   Park            138,200    100       99      98      159      219
                  ________   ____     ____    ____   _____   ______

                   480,700     90       96      90      536      888
Property
   Sold                  -      -        -       -      (14)       -

Fund Expenses
   Less Interest
   Income                -      -        -       -     (122)    (115)
                  ________   ____     ____    ____    _____   ______

Total              480,700     90%      96%     90%  $  400  $   773

Cash Distributions

Pending the completion of the bulk sale to Glenborough, the Fund has suspended cash distributions from operations. Assuming the properties are sold during the next few months, the General Partner will determine the amount it believes sufficient for the payment of Fund liabilities; the balance of the assets will then be promptly distributed. Based on the negotiated sale price and other information currently available, we expect future distributions to exceed the Fund's most recent estimated value of $30.30.

Results of Operations

The Fund had net income of $773,000 for the six months ended June 30, 1997, an increase of $373,000 over the comparable 1996 period. The increase was primarily attributable to a $231,000 decrease in depreciation expense as a result of stopping depreciation of Fund properties now Held for Sale. Further, higher average leased status at Westbrook Commons and Goshen Plaza, coupled with lower legal fees and maintenance costs at Goshen, also contributed to higher net income.
   During the past three-month period, net income rose $297,000 from the second quarter of 1996, also due to ceased depreciation expenses and lower legal and maintenance costs.
   At the property level, the Fund's average leased status fell six percentage points to 90% from the comparable 1996 period. A new lease for 6% of Tierrasanta was executed after quarter-end, and two other leases covering the rest of the vacancy at the property are currently being negotiated.

Outlook

As the real estate market has been improving in recent years, we have taken advantage of the opportunity to capture higher prices for portfolio properties. We believe it is in the best interests of investors to liquidate the Fund's portfolio while real estate values continue to strengthen, since the Fund is nearing the end of its planned lifespan. In the normal course of events, as the real estate cycle runs its course, rising property prices usually lead to an increased supply of new properties, which could lead to softer prices sometime later.
   No one can forecast exactly when the real estate market will peak, but we believe current market conditions favor a sale of Fund properties because of the benign interest rate environment, increased availability of investor capital, and the improvement of some markets in which the Fund owns properties.
   Once again we urge you to read the consent solicitation materials and return the card as quickly as possible so that we can proceed with the orderly liquidation of your investment.
   Thank you for your cooperation.

   Sincerely,

   James S. Riepe
   Chairman

August 7, 1997

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

                                            June 30,     December 31,
                                              1997             1996
                                           ___________     ____________

Assets

Real Estate Property
   Investments
      Land. . . . . . . . . . . . . . .                  $      7,413
   Buildings and Improvements
15,818
                                                             ________

                                                               23,231
   Less: Accumulated
      Depreciation and
         Amortization . . . . . . . . .                        (3,050)
                                                             ________

20,181
   Held for Sale. . . . . . . . . . . .   $     19,563              -
                                              ________       ________

                                                19,563         20,181
Cash and Cash Equivalents . . . . . . .          1,987          1,769
Accounts Receivable (less
   allowances of $46
      and $28). . . . . . . . . . . . .            497            525
Other Assets. . . . . . . . . . . . . .              9            242
                                              ________       ________

                                          $     22,056       $ 22,717
                                              ________       ________
                                              ________       ________

Liabilities and Partners' Capital

Security Deposits and
   Prepaid Rents. . . . . . . . . . . .   $        166   $        209
Accrued Real Estate Taxes . . . . . . .            385            358
Accounts Payable and Other
   Accrued Expenses . . . . . . . . . .            218            270
Minority Interest . . . . . . . . . . .              -            688
                                              ________       ________

Total Liabilities . . . . . . . . . . .            769          1,525

Partners' Capital . . . . . . . . . . .         21,287         21,192
                                              ________       ________

                                          $     22,056   $     22,717
                                              ________       ________
                                              ________       ________

See the accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands except per-unit amounts)


                                    Three Months          Six Months
                                        Ended                Ended
                                      June 30,             June 30,
                                 1997      1996       1997        1996
                                 ____      ____       ____        ____

Revenues

Rental Income . . . . . .    $     845 $     854  $   1,643 $   1,716
Interest Income . . . . .           12        16         34        41
                              ________  ________   ________  ________

                                   857       870      1,677     1,757
                              ________  ________   ________  ________
Expenses

Property Operating
     Expenses . . . . . .          158       199        284       413
Real Estate
     Taxes. . . . . . . .          143       144        280       291
Depreciation and
     Amortization . . . .            -       202        160       391
Management Fee
     to General
     Partner. . . . . . .           (8)           31        34      103
Partnership Management
     Expenses . . . . . .           68        95        146       159
                              ________  ________   ________  ________

                                   361       671        904     1,357
                              ________ ________    ________ ________

Net Income. . . . . . . .    $     496 $     199  $     773 $     400
                              ________  ________   ________  ________
                              ________  ________   ________  ________

Activity per Limited
     Partnership Unit

Net Income. . . . . . . .    $    0.64 $    0.25  $    1.00 $    0.51
                              ________  ________   ________  ________
                              ________  ________   ________  ________

Cash Distributions
     Declared From
     Operations . . . . .            - $    0.40          - $    0.80
                              ________  ________   ________  ________
                              ________  ________   ________  ________

Weighted Average Number
     of Units
     Outstanding. . . . .      765,221   772,629    765,897   772,478
                              ________  ________   ________  ________
                              ________  ________   ________  ________

See the accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
Unaudited
(In thousands)

                                       General     Limited
                                       Partner    Partners      Total
                                      ________    ________    ________

Balance, December 31,
     1996 . . . . . . . . . . . . .    $     (75)$   21,267 $  21,192
Net Income. . . . . . . . . . . . .            8        765       773
Redemptions of Units. . . . . . . .            -        (96)      (96)
Cash Distributions. . . . . . . . .           (6)      (576)     (582)
                                         _______    _______   _______

Balance, June 30, 1997. . . . . . .    $     (73)$   21,360 $  21,287
                                         _______    _______   _______
                                         _______    _______   _______

See the accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In thousands)


                                                     Six Months Ended
                                                       June 30,
                                                 1997          1996
                                               _________      _________

Cash Flows from Operating
     Activities

Net Income. . . . . . . . . . . . . . . .    $       773    $     400
Adjustments to Reconcile Net
   Income to Net Cash
      Provided by Operating Activities
         Depreciation and
            Amortization. . . . . . . . .            160          391
         Decrease in Accounts
            Receivable, Net of
            Allowances. . . . . . . . . .             28          133
         Decrease in Other
            Assets. . . . . . . . . . . .             43           31
         Decrease in Security
            Deposits and Prepaid
            Rents . . . . . . . . . . . .            (43)         (13)
         Increase in Accrued Real
            Estate Taxes. . . . . . . . .             27           31
         Decrease in Accounts
            Payable and Other
            Accrued Expenses. . . . . . .            (52)         (10)
                                                ________     ________

Net Cash Provided by Operating
   Activities . . . . . . . . . . . . . .            936          963
                                                ________     ________

Cash Flows Used in Investing Activities

Investments in Real Estate. . . . . . . .            (40)        (232)
                                                ________     ________

Cash Flows from Financing Activities

Cash Distributions. . . . . . . . . . . .           (582)        (673)
Reinvestments in Units. . . . . . . . . .              -          285
Redemptions of Units. . . . . . . . . . .            (96)        (237)
                                                ________     ________

Net Cash Used in Financing
   Activities . . . . . . . . . . . . . .           (678)        (625)
                                                ________     ________

Cash and Cash Equivalents

Net Increase during Period. . . . . . . .            218          106
At Beginning of Year. . . . . . . . . . .          1,769        1,733
                                                ________     ________

At End of Period. . . . . . . . . . . . .    $     1,987    $   1,839
                                                ________     ________
                                                ________     ________

See the accompanying notes to condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited

The unaudited interim condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. All such adjustments are of a normal, recurring nature.
   The unaudited interim financial information contained in the accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements contained in the 1996 Annual Report to Partners.

NOTE 1 - TRANSACTIONS WITH RELATED PARTIES AND OTHER

As compensation for services rendered in managing the affairs of the Partnership, the General Partner earns a partnership management fee equal to 9% of net operating proceeds. The General Partner earned a partnership management fee of $34,000 during the first six months of 1997.
   In accordance with the partnership agreement, certain operating expenses are reimbursable to the General Partner. The General Partner's reimbursement of such expenses totaled $37,000 for communications and administrative services performed on behalf of the Partnership during the first six months of 1997.
   An affiliate of the General Partner earned a normal and customary fee of $1,000 from the money market mutual funds in which the Partnership made its interim cash investments during the first six months of 1997.
   LaSalle Advisors Limited Partnership ("LaSalle") is the Partnership's advisor and is compensated for its advisory services directly by the General Partner. LaSalle is reimbursed by the Partnership for certain operating expenses pursuant to its contract with the Partnership to provide real estate advisory, accounting and other related services to the Partnership. LaSalle's reimbursement for such expenses during the first six months of 1997 totaled $43,000.
   An affiliate of LaSalle earned $29,000 in the first six months of 1997 as property manager for several of the Partnership's properties.

NOTE 2 - PROPERTIES HELD FOR SALE

On April 11, 1997, the Partnership and its consolidated ventures entered into contracts with a buyer for the sale of all of its real estate property investments at a price of $23,877,000 before selling expenses. The transactions are subject to the approval of the Limited Partners. If the transactions close, the Partnership will have sold all of its real estate properties and will begin liquidation.